      As filed with the Securities and Exchange Commission on June 12, 2002
                                                     Registration No. 333-87528

===============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------


                            VERSO TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MINNESOTA                                              41-1484525
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                              Identification No.)

                                ---------------

                                 STEVEN A. ODOM
                             CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER
                        400 GALLERIA PARKWAY, SUITE 300
                             ATLANTA, GEORGIA 30339
                                 (678) 589-3500
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                                ---------------

                        Copies of all correspondence to:
                              STEVEN E. FOX, ESQ.
                             ROBERT C. HUSSLE, ESQ.
                              ROGERS & HARDIN LLP
                           2700 INTERNATIONAL TOWER,
                                PEACHTREE CENTER
                            229 PEACHTREE STREET NE
                          ATLANTA, GEORGIA 30303-1601
                                 (404) 522-4700

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------

                        CALCULATION OF REGISTRATION FEE


                                           Amount to be                Proposed Maximum                     Amount of
Title of Each Class of Securities           Registered            Aggregate Offering Price              Registration Fee
-------------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.01 par value          2,122,806 shares                 $1,708,859(1)                       $158(2)
  Common Stock, $0.01 par value            244,968 shares                 $  153,105(3)                       $ 15
-------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the registrant's common stock on April 30, 2002, on The Nasdaq National Market System.


(2) Previously paid with the initial filing of this registration statement.

(3) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the registrant's common stock on June 11, 2002, on The Nasdaq National System.



                                ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may change. The selling shareholder may not sell these securities until the registration statement we file with the Securities and Exchange Commission (the "SEC") is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             SUBJECT TO COMPLETION
                        PROSPECTUS DATED JUNE 12, 2002

PROSPECTUS

                        2,367,774 SHARES OF COMMON STOCK


                                       OF

                            VERSO TECHNOLOGIES, INC.



This prospectus covers the sale of up to 2,367,774 shares of common stock of Verso Technologies, Inc. ("Verso" or "We") by the selling shareholder identified in this prospectus under the section titled "Selling Shareholder," which shares are issuable to the selling shareholder pursuant to that certain Convertible Secured Promissory Note (the "Note") dated April 25, 2002, made by Verso in favor of WA Telcom Products Co., Inc. ("WATP"), pursuant to that certain Settlement Agreement and General Release dated March 29, 2002, between Verso and WATP.


We will not receive any proceeds from the sale of the shares by the selling shareholder. We have agreed to bear all expenses of registration of our common stock offered hereby under federal and state securities laws.


Our common stock is listed on The Nasdaq National Market System under the symbol "VRSO." The last reported sale price of our common stock as reported on The Nasdaq National Market System on June 11, 2002, was $0.60 per share.


The selling shareholder, directly or through agents, brokers or dealers designated from time to time, may sell the shares of our common stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this prospectus titled "Plan of Distribution."

SEE THE SECTION OF THIS PROSPECTUS TITLED "RISK FACTORS" STARTING ON PAGE 2 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES.



-------------------------------------------------------------------------------

         These securities have not been approved or disapproved by the
               SEC or any state securities commission nor has the
                 SEC or any state securities commission passed upon the
               accuracy or adequacy of this prospectus.
           Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------


                 The date of this prospectus is June 12, 2002.

                                  RISK FACTORS

         You should carefully consider the following risk factors as well as other information included in this prospectus. If any of the following risks or uncertainties actually occurs, then our business, financial condition and results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline.

We may be unable to fund future growth.

         Our business strategy calls for growth internally as well as through acquisitions. This growth will require funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to us on favorable terms or at all. If adequate funds are not available on acceptable terms, then we may not be able to meet our business objectives for expansion. This in turn could harm our business, results of operations and financial condition. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, then the percentage of ownership of our existing shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, if we raise capital or acquire businesses by incurring indebtedness, then we will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that our lender may require.

We may not become profitable.


         We have a history of net losses, including net losses of approximately $1.2 million for the three months ended March 31, 2002, $147.6 million for the 2001 fiscal year, $55.5 million for the 2000 fiscal year and $9.8 million for the 1999 fiscal year. As of March 31, 2002, we had accumulated deficit of approximately $253.3 million. We have not achieved profitability on a quarterly or annual basis. Our revenues may not grow, and we may never generate sufficient revenues to achieve or sustain profitability.

The price of our common stock has been volatile.

         The stock market in general, and the market for technology companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. During the year ended December 31, 2001, the per share closing price of our common stock on The Nasdaq National Market fluctuated from a high of $2.25 to a low of $0.50, and from January 1, 2002 to June 4, 2002, the per share closing price of our common stock fluctuated from a high of $1.79 to a low of $0.71. We believe that the volatility of the price of our common stock does not necessarily relate to our performance and is broadly consistent with volatility experienced in our industry. Fluctuations may occur in response to operating results; announcements by competitors; regulatory changes; economic changes; market valuation of technology firms; and general market conditions. Additionally, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors, which would likely cause the trading price of our common stock to decline. The trading price of our common stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond our control. If the market price of our common stock decreases, then shareholders may not be able to sell their shares of common stock at a profit.

A low price for our common stock could result in its delisting from The Nasdaq National Market.

         As noted above, our common stock is currently quoted on The Nasdaq National Market. We must satisfy Nasdaq's minimum listing maintenance requirements to maintain our listing on The Nasdaq National Market. Nasdaq's listing maintenance requirements include a series of financial tests relating to shareholders' equity, public float, number of market makers and shareholders, market capitalization, and maintaining a closing minimum bid price of $1.00 per share for shares of our common stock. Nasdaq has recently notified us that we no longer satisfy the minimum bid price test and that, unless the closing bid price of our common stock is at least $1.00 per share for 10 consecutive trading days before September 4, 2002, our common stock will be delisted from The Nasdaq National Market, subject to our right to appeal any such delisting.


         If our common stock is delisted from The Nasdaq National Market, then it would trade on either The Nasdaq SmallCap Market or on the Over-the-Counter Bulletin Board, both of which are viewed by most investors as less desirable and less liquid marketplaces. Thus, delisting from The Nasdaq National Market could make trading our shares more difficult for investors, leading to declines in share price. It would also make it more difficult for us to raise additional capital and execute our acquisition strategy. In addition, we would incur additional costs under state blue sky laws to sell equity.

Historically low trading volume in our common stock may affect shareholder liquidity.


         The trading volume of our common stock on The Nasdaq National Market has been low historically. As of May 31, 2002, there were approximately 78.2 million shares of our common stock issued and outstanding; however, there can be no assurance that there will be an active market for our common stock. Low trading volume may result in shareholders being unable to sell shares of our common stock at the times and at the prices they desire.


We are exposed to the general condition of the telecommunications market.

         Our business is subject to global economic conditions and, in particular, to market conditions in the telecommunications industry. Our operations could be adversely affected if declines in capital spending from telecommunications service providers continue. If global economic conditions worsen, or if there is a prolonged slowdown in the telecommunications industry, then we may experience adverse operating results.

The market for next generation communications solutions is new and evolving and, if this market does not develop as we expect, then it could have a material adverse effect on our business.

         While we believe there is a significant growth opportunity in providing next generation communications solutions to communications service providers, there can be no assurance that this technology will be widely accepted or that a viable market for our products will fully develop or be sustainable. If this market does not develop, or develops more slowly than we expect, then we may not be able to sell our products in significant volume, or at all.

         Further, we believe that, with our acquisition of NACT Telecommunications, Inc. ("NACT") in July 2001, we are now positioned to succeed in leveraging this opportunity based on our core competencies in developing solutions for communications service providers. However, because of the intense competition in the market and the recent introduction of this technology, there can be no assurance that we will succeed in this evolving marketplace. Although we intend to penetrate a niche market within the network convergence technologies sector, we may be unsuccessful in competing against larger competitors in the market that have greater financial, operating and human resources and possess greater experience in this marketplace than we do.

Our success will depend, in part, on our deployment of our Voice over Internet Protocol ("VoIP") product.

         We believe that our VoIP product has significant revenue potential. We have successfully completed beta trials of our VoIP product, but delays in its general availability or lack of acceptance in the marketplace after its widespread deployment could have a material adverse effect on our business, results of operations and financial condition.

Intellectual property infringement claims against us, even without merit, could require us to enter into costly licenses or deprive us of the technology we need.

         Our industry is technology intensive. As the number of competitors in our target markets increases and the functionality of the products produced by such competitors further overlap, third parties may claim that the technology we develop or license infringes their proprietary rights. Any claims against us or any of our subsidiaries may affect our business, results of operations and financial condition. Any infringement claims, even those without merit, could require us to pay damages or settlement amounts or could require us to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays or increased costs or both. In addition, the cost of litigation and the resulting distraction of our management resources could have a material adverse effect on our business, results of operations and financial condition. If successful, a claim of product infringement could deprive us of the technology we need altogether.

Failure to protect our intellectual property rights could have a material adverse effect on our business.

         Our success depends, in part, upon the protection of our proprietary application software and hardware products. We have taken steps that we believe are adequate to establish, protect and enforce our intellectual property rights. We cannot assure you that our efforts to safeguard and maintain our proprietary rights will be adequate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use our products or technology.

         We have pending several patent applications related to our VoIP product. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect our proprietary rights to the VoIP product.

         Furthermore, the laws of many foreign countries in which we do business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we have implemented and will continue to implement protective measures in those countries, these efforts may not be successful. Additionally, even if our U.S. and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.

If our products contain defects, then our sales are likely to suffer and we may be exposed to legal claims.

         Our business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of our products. Despite our testing, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns; adverse publicity; loss of or delays in market acceptance of our products; delays or cessation of service to our customers; and legal claims by customers against us.

         To the extent that contractual provisions that limit our exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations and financial condition.

We may be obligated to indemnify customers who purchase or lease equipment from us against claims of patent infringement.

         In the course of our business, we may sell or lease certain equipment to our customers, and, in connection with such sale or lease, we may agree to indemnify these customers from claims made against them by third parties for patent infringement related to such equipment. If we are required to make any payments in respect of these indemnification obligations, then it could have a material adverse effect on our business, results of operations and financial condition.

Our growth could be limited if we are unable to attract and retain qualified personnel.

         We believe that our success depends largely on our ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for highly skilled engineering, sales, marketing and support personnel is intense because there is a limited number of people available with the necessary technical skills and understanding of our market. Workforce reductions by us during 2000 and 2001 may adversely affect our ability to retain our current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder our ability to implement our business strategy and harm our business.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

         CERTAIN STATEMENTS CONTAINED IN THIS DOCUMENT OR INCORPORATED HEREIN BY REFERENCE THAT ARE NOT STATEMENTS OF HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "WILL" AND SIMILAR EXPRESSIONS ARE EXAMPLES OF WORDS THAT IDENTIFY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING OUR FUTURE FINANCIAL POSITION, BUSINESS STRATEGY AND EXPECTED COST SAVINGS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON OUR CURRENT BELIEFS, AS WELL AS ASSUMPTIONS WE HAVE MADE BASED UPON INFORMATION CURRENTLY AVAILABLE TO US.

         EACH FORWARD-LOOKING STATEMENT REFLECTS OUR CURRENT VIEW OF FUTURE EVENTS AND IS SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY RESULTS EXPRESSED OR IMPLIED BY OUR FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY ANY FORWARD-LOOKING STATEMENTS INCLUDE:

- OUR ABILITY TO GROW AND MANAGE THE BUSINESS UNTIL OUR OPERATIONS ARE CASH FLOW POSITIVE AND OUR ABILITY TO FUND CONTINUING OPERATING LOSSES AND CAPITAL REQUIREMENTS UNTIL OPERATIONS ARE GENERATING CASH;

- OUR ABILITY TO SUCCESSFULLY ACCESS THE CAPITAL MARKETS TO FUND THE GROWTH OF OUR BUSINESS AND CONTINUOUS DEVELOPMENT OF OUR PROPRIETARY PRODUCTS;

- OUR ABILITY TO INTEGRATE OUR BUSINESS WITH THE BUSINESSES OF TELEMATE.NET, SOFTWARE, INC., WHICH WE ACQUIRED ON NOVEMBER 16, 2001, BY MEANS OF A MERGER ("TELEMATE.NET"), NACT AND OTHER ENTITIES WE MAY SUBSEQUENTLY ACQUIRE;

-        OUR ABILITY TO EXPAND OUR MARKET FOR EXISTING PRODUCTS AND SERVICES;

-        TRENDS FOR THE CONTINUED GROWTH OF OUR BUSINESS;

- THE EFFECTS OF OUR ACCOUNTING POLICIES AND GENERAL CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRACTICES;

-        OUR ABILITY TO ENHANCE AND DIVERSIFY REVENUE AND EARNINGS GROWTH;

-        GENERAL ECONOMIC AND BUSINESS CONDITIONS; AND

- OUR ABILITY TO SUCCESSFULLY MARKET EXISTING PRODUCTS AND SERVICES, WHICH MAY BE ADVERSELY IMPACTED BY COMPETITION;

- OTHER FACTORS DISCLOSED IN THE SECTION OF THIS PROSPECTUS TITLED "RISK FACTORS" AND IN OUR OTHER DOCUMENTS FILED WITH THE SEC.

-        OUR ABILITY TO SUCCESSFULLY DEVELOP AND MARKET NEW PRODUCTS AND
         SERVICES;

         ALL SUBSEQUENT FORWARD-LOOKING STATEMENTS RELATING TO THE MATTERS DESCRIBED IN THIS DOCUMENT AND ATTRIBUTABLE TO US OR TO PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY SUCH FACTORS. WE HAVE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, AND WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS.

                             ABOUT THIS PROSPECTUS


         This prospectus is part of a registration statement that Verso filed with the SEC utilizing a "shelf" registration process. Under this shelf process, the selling shareholder may, from time to time, sell the shares of common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus. Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of June 12, 2002. You should read both this prospectus and any prospectus supplement, together with additional information described under the section of this prospectus titled "Where You Can Find More Information."


         We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the documents and exhibits filed with or incorporated by reference into this registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until all of the securities offered hereby are sold:

         (i) our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002;


         (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 10, 2002;

         (iii) our Current Report on Form 8-K filed with the SEC on April 30, 2002;

         (iv) the description of our common stock contained in our Registration Statement on Form 8-A (file no. 0-22190), filed with the SEC on August 24, 1993; and

         (v) the (a) audited financial statements of Telemate.Net as of December 31, 2000, and 1999, and for each of the years in the three-year period ended December 31, 2000, together with the notes thereto; and (b) the unaudited pro forma consolidated financial information giving effect to the Telemate.Net merger, together with the notes thereto, all as set forth in our joint proxy statement/prospectus dated October 12, 2001, relating to the Telemate.Net merger included in our Registration Statement on Form S-4 filed with the SEC on June 4, 2001, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, filed with the SEC on August 1, 2001, September 12, 2001, and October 12, 2001, respectively.


         You may request a copy of these filings at no cost, by writing us at the following address or calling us at the following telephone number:

                            Verso Technologies, Inc.
                              400 Galleria Parkway
                                   Suite 300
                             Atlanta, Georgia 30339
                           Attn: Corporate Secretary
                                 (678) 589-3500

         You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                                  THE COMPANY

         Verso is a communications technology and solutions provider for communications service providers and enterprises seeking to implement application-based telephony services, Internet usage management tools and outsourced customer support services. Additionally, Verso provides a turn-key solution for telecommunications carriers that wish to migrate from a legacy circuit-based network to a next-generation, packet-based network.

         Verso's headquarters is located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, and Verso's telephone number at that location is (678) 589-3500. Verso maintains a worldwide web address at www.verso.com.

         Verso's ongoing, strategic business units consist of Verso's Gateway Solutions business and Verso's Applications and Services business, both of which are described below.

GATEWAY SOLUTIONS

         Verso's Gateway Solutions business consists of the operations of Verso's switching subsidiary, NACT. NACT is a manufacturer of next-generation network gateways, public switched telephone network ("PSTN") Class 4 Tandem switches and telecommunication provisioning and billing systems.


         NACT's complete VoIP migration solution includes state-of-the-art hardware and software, operational support system integration, the industry's most widely used applications, and expert training and technical support. For the three months ended March 31, 2002, Verso's revenue from the Gateway Solutions business was $7,525,000, or 64% of Verso's consolidated revenue.


         VoIP Migration Platform

                  Verso's unique VoIP Migration Platform is an integrated communications server, media gateway and applications server built for service providers seeking to implement lower cost Internet Protocol ("IP")-based voice services. Verso's "pay as you grow" platform provides a complete digital Class 4 switch capable of scaling from 48 ports for small emerging service providers up to 8 million ports for more established providers. Verso has successfully completed beta trials of its VoIP product.

                  NACT's STX family of Class 4 Tandem Digital Gateway Switches provides protocol support for T1, E1, Integrated Services Digital Network, Signaling System 7, C7 and VoIP. Each of the STX, Micro STX and Pico STX switches offers the same functionality but differs in number of ports. The applications of the STX products include long distance, toll-free and calling card applications and provide comprehensive and feature-rich revenue-generating services over a low cost IP-based network infrastructure.

         Converged Provisioning and Billing Platform

                  Verso's stand-alone provisioning and billing platform is one of the first platforms to support a company's customer to receive one bill for all services, regardless of whether such customer's calls were transported via the PSTN or over an IP-based network. Additionally, Verso has built the graphical user interface to support fast, efficient and intuitive provisioning of new services and users. The platform supports comprehensive international functionality, including support for 28 languages, simultaneous multiple currencies and numbering plans. Finally, the platform may be customized to support the customer's unique billing and reporting needs.

APPLICATIONS AND SERVICES


         Verso's Applications and Services business consists of the operations of Verso's customer response center services as well as the operations of Verso's Telemate.Net subsidiary. For the three months ended March 31, 2002, revenue from Verso's Applications and Services business was $4,301,000, or 36% of Verso's consolidated revenue.


         Customer Response Center Services

                  Verso's support team delivers outsourced technical customer response center services for a customer's network engineers, operational support team and end-users. Based on the customer's specific business goals, Verso's flexible and cost-effective programs can be designed to support a variety of needs, from short-term system upgrades to long-term outsourcing and ongoing product support.

                  Verso's technical support services include: 7 x 24 help desk outsourcing; Tier I, II and III product support; in-sourcing; on-site deployment services; hardware and software training; and project management resources.

         Call Accounting Solution and IP-based Usage Management

                  Through Verso's Telemate.Net subsidiary, Verso provides patented communications billing and reporting technology for next-generation converged IP and PSTN networks.

                  Telemate.Net's call accounting solution helps enterprises reduce telecommunication operating expenses and increase telecom cost recovery. Telemate.Net solutions also provide carrier-class reporting via an original equipment manufacturer bundle with Cisco Systems Inc.'s CiscoWorks Voice Manager VoIP solution.

                  Telemate.Net's NetSpective products provide Children's Internet Protection Act compliant Internet filtering and reporting solutions that allow schools, government and enterprises to filter and monitor Internet usage and better manage employee productivity.

DISCONTINUED OPERATIONS

         Since September 2001, Verso has focused its resources on providing next generation communications solutions. In keeping with this focus, Verso determined that its legacy value-added reseller ("VAR") business and associated consulting practice were not strategic to Verso's ongoing objectives and, therefore, discontinued investment in these businesses. Accordingly, Verso elected to report its VAR and associated consulting operations as discontinued operations during the fourth quarter of 2001, in accordance with Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

                              SELLING SHAREHOLDER

         The selling shareholder listed in the table below may use this prospectus for the resale of shares of our common stock being registered hereunder, although the selling shareholder is not obligated to sell any such shares. The shares being registered hereunder are issuable to the selling shareholder pursuant to the terms of the Note. Verso shall issue such shares to the selling shareholder pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").


         The selling shareholder is not an affiliate of Verso. The following table sets forth certain information regarding the selling shareholder and the shares of common stock beneficially owned by the selling shareholder. All information contained in the table is correct as of June 12, 2002. Verso is not able to estimate the number of shares that will be held by the selling shareholder after the completion of this offering because the selling shareholder may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby. The following table assumes that all of the shares being registered hereby will be sold.



                                                                                    SHARES BENEFICIALLY
                                                                                       OWNED AFTER
                                            SHARES OF COMMON                          COMPLETION OF
                                           STOCK BENEFICIALLY      NUMBER OF        THE OFFERING(2)(3)
                                           OWNED PRIOR TO THE        SHARES         ------------------
              SELLING SHAREHOLDER             OFFERING(1)         BEING OFFERED     NUMBER     PERCENT
              -------------------          ------------------    --------------     -------    --------

         WA Telcom Products Co., Inc.          2,367,774           2,367,774          0           --

---------
(1) The number set forth in this column represents the number of outstanding shares of common stock held by the selling shareholder, the number of shares of common stock that would be received upon an exercise of warrants or options held by the selling shareholder, if any, that are exercisable within sixty (60) days of the date of this prospectus, and the number of shares of common stock issuable to the selling shareholder pursuant to the Note.


(2) Based upon 78,222,894 shares of common stock outstanding as of May 31, 2002.

(3) Assumes that all shares of common stock being offered and registered hereunder are sold, although the selling shareholder is not obligated to sell any such shares.

         This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                                USE OF PROCEEDS

         Verso will not receive any of the proceeds of any sale by the selling shareholder.

                              PLAN OF DISTRIBUTION

         The selling shareholder and any of its assignees and successors-in-interest (but not any pledgee of any such person) may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -        privately negotiated transactions;

         - broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

         -        a combination of any such methods of sale; and

         - any other method permitted pursuant to applicable law and not otherwise prohibited by this prospectus.

         The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Notwithstanding any of the foregoing, neither the selling shareholder, nor any of its assignees or successors-in-interest, may use this prospectus to sell (directly or indirectly) any shares of our common stock through any put or call options, short sales or other types of hedging transactions with respect to shares of our common stock.

         Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Pursuant to the Note, Verso has agreed to maintain the effectiveness of this registration statement until the earlier of the date that is two years from the date the Note was issued and the date that all the shares offered hereby have been sold.

                                 LEGAL MATTERS


         The legality of the common stock offered hereby has been passed upon by Rogers & Hardin LLP, Atlanta, Georgia. As of the date hereof, certain partners of Rogers & Hardin LLP beneficially own approximately 210,000 shares of Verso common stock.


                                    EXPERTS


         The consolidated financial statements of Verso Technologies, Inc. and subsidiaries as of December 31, 2001 and 2000, and for the two years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to the adoption, effective July 1, 2001, of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.


         The financial statements for the year ended December 31, 1999, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Telemate.Net Software, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

===============================================================================


                                2,367,774 SHARES




                            VERSO TECHNOLOGIES, INC.



                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------




                                 June 12, 2002


===============================================================================

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Verso. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of Verso since the date hereof.

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                                                      PAGE
                                                                      ----
        RISK FACTORS............................................        2
        ABOUT THIS PROSPECTUS...................................        6
        WHERE YOU CAN FIND MORE INFORMATION.....................        6
        THE COMPANY.............................................        7
        SELLING SHAREHOLDER.....................................        8
        USE OF PROCEEDS.........................................        9
        PLAN OF DISTRIBUTION....................................        9
        LEGAL MATTERS...........................................       10
        EXPERTS.................................................       10

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.


Registration Fee..........................................     $   173
Legal Fees and Expenses...................................      10,000
Accounting Fees and Expenses..............................      10,000
Miscellaneous.............................................         827
                                                               -------
Total....................................................      $21,000
                                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V of Verso's Amended and Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the "MBCA"). Specifically, directors of Verso will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to Verso or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

         Article IV of Verso's Amended and Restated Articles of Incorporation gives Verso the power and authority to provide indemnification to officers, directors, employees and agents of Verso to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that Verso indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of Verso. Reference is made to the detailed terms of Section 302A.521 of the MBCA for a complete statement of such indemnification rights.

         Article VII of Verso's Restated Bylaws provides that Verso shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

         Verso maintains directors' and officers' liability insurance, including a reimbursement policy in favor of Verso.

ITEM 16. EXHIBITS

         See Index to Exhibits.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June
12, 2002.



                                    VERSO TECHNOLOGIES, INC.,
                                    a Minnesota corporation


                                    By: /s/ Steven A. Odom
                                       ----------------------------------------
                                       Steven A. Odom
                                       Chairman of the Board and
                                       Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.


            NAME                                            TITLE                                   DATE
            ----                                            -----                                   ----

              *                                Director                                         June 12, 2002
----------------------------------
Murali Anantharaman

              *                                Director                                         June 12, 2002
----------------------------------
Max E. Bobbitt

              *                                Director                                         June 12, 2002
----------------------------------
Gary H. Heck

/s/ James M. Logsdon                           President, Chief  Operating  Officer             June 12, 2002
----------------------------------             and Director
James M. Logsdon

              *                                Director                                         June 12, 2002
----------------------------------
Amy L. Newmark

/s/ Steven A. Odom                             Chairman of the Board and Chief                  June 12, 2002
----------------------------------             Executive Officer
Steven A. Odom

              *                                Director                                         June 12, 2002
----------------------------------
Stephen E. Raville

/s/ Juliet M. Reising                          Executive Vice President, Chief                  June 12, 2002
----------------------------------             Financial Officer (Principal Financial
Juliet M. Reising                              Officer and Principal Accounting
                                               Officer) and Director

              *                                Director                                         June 12, 2002
----------------------------------
Joseph R. Wright, Jr.


*By: /s/ Juliet M. Reising
    -------------------------------
    Juliet M. Reising
    Attorney-In-Fact

                               INDEX TO EXHIBITS


4.1                     Convertible Secured Promissory Note dated April 25, 2002, executed by Verso in favor of WATP in connection with the Settlement Agreement, as defined below. (Incorporated by reference to Exhibit 4.1 to Verso's
                        Current Report on Form 8-K filed on April 30, 2002.)

5.1                     Opinion of Rogers & Hardin LLP.

23.1                    Consent of PricewaterhouseCoopers LLP (Verso).

23.2                    Consent of KPMG LLP (Verso).

23.3                    Consent of KPMG LLP (Telemate.Net).

99.1                    Settlement Agreement and General Release dated March 29, 2002, between WATP and Verso (the "Settlement
                        Agreement"). (Incorporated by reference to Exhibit 99.1 to Verso's Current Report on Form 8-K filed on
                        April 30, 2002.)

99.2                    Security Agreement dated April 25, 2002, between Verso and WATP entered into in connection with the
                        Settlement Agreement. (Incorporated by reference to Exhibit 99.2 to Verso's Current Report on Form 8-K filed on April 30, 2002.)

99.3                    Security Agreement dated April 25, 2002, among Telemate.Net, NACT and WATP entered into in connection  with the Settlement Agreement. (Incorporated by reference to Exhibit 99.3 to Verso's Current Report on Form 8-K
                        filed on April 30, 2002.)

99.4                    Pledge Agreement dated April 25, 2002, between Verso and WATP entered into in connection with the Settlement
                        Agreement. (Incorporated by reference to Exhibit 99.4 to Verso's Current Report on Form 8-K filed on April
                        30, 2002.)

99.5                    Guaranty dated April 25, 2002, among Telemate.Net, NACT and WATP entered into in connection with the
                        Settlement Agreement. (Incorporated by reference to Exhibit 99.5 to Verso's Current Report on Form 8-K filed on April 30, 2002.)

99.6                    Subordination Agreement dated April 25, 2002, among Verso, NACT, Telemate.Net and Silicon Valley Bank entered into in connection with the Settlement Agreement. (Incorporated by reference to Exhibit 99.6 to
                        Verso's Current Report on Form 8-K filed on April 30, 2002.)

99.7                    Form of Deposit Account Control Agreement among Verso, Silicon Valley Bank and WATP entered into in connection with the Settlement Agreement. (Incorporated by reference to Exhibit 99.7 to Verso's Current
                        Report on Form 8-K filed on April 30, 2002.)